Exhibit 10.66

RIDER TO EMPLOYMENT AGREEMENT –

ADVANCED EMISSIONS SOLUTIONS, INC.

And

(EXECUTIVE)

THIS RIDER (the “Rider”) TO EMPLOYMENT AGREEMENT (the “Agreement”) entered into on August 27, 2014 by and between Heath Sampson (the “Executive”) and Advanced Emissions Solutions, Inc., a Delaware corporation (“ADES” or the “Company”), is effective as of August 27, 2014 (“Effective Date”).

WHEREAS, it is in the best interests of the Company and the Executive to add a rider to the Agreement to clarify the Company’s obligations toward the Executive and the Executive’s obligations toward the Company in the event of the Executive’s death, disability or termination of employment; and

WHEREAS, the Company and the Executive desire to add this Rider to the Agreement on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

2. For purposes of this Rider, the following terms shall have the meanings specified below:

a. “Base Salary” means the annual base salary paid or payable to Executive by the Company (including authorized deferrals, salary reduction amounts and any car allowance) immediately prior to Executive’s Notice Date.

b. “Benefits” means the standard benefits, including healthcare (e.g. medical, dental, vision) insurance coverage, retirement, paid time off and other benefits and perquisites, from time to time available to full-time employees as well as any other benefits approved by the Compensation Committee of the Board as offered to the Executive or any other executive personnel of the Company.

c. “Board” means the Board of Directors of the Company.

d. “Cause” means with respect to the Executive (i) the failure by Executive to substantially perform the essential functions of Executive’s duties or obligations in a satisfactory manner (other than due to a Death or Disability) or material breach of any written agreement with the Company or a Related Person; (ii) dishonesty, willful misconduct, or material breach of the Company’s Code of Conduct, including the Insider Trading Policy Appendix, or knowing violation of any federal or state securities or tax laws, or any misconduct that is, or is reasonably likely to be, materially injurious to the Company or a Related Person, monetarily or otherwise; (iii) conviction of or plea of guilty or no contest to a crime involving dishonesty, breach of trust or physical harm to any Person; or (iv) a breach of any fiduciary duty that has had or is reasonably likely to have a material detrimental effect on the Company or a Related Person. If Company believes non-performance or material breach as specified in clause (i), above, has occurred, Company shall deliver a written demand for substantial performance to the Executive

Rider to Employment Agreement (Sampson)

that identifies the manner in which the Company believes the Executive has breached the written agreement or not substantially performed his or her duties and provide Executive with a period of ten (10) business days from receipt of such notice to cure the stated non-conforming performance. After such 10 day period the Board shall make a written finding that the Executive has either cured the nonconforming performance or, in the good faith opinion of the majority of the Board (excluding the Executive, if applicable) the Executive has not cured the non-conforming performance and the Executive’s employment should be terminated. The Executive’s employment shall not be deemed to have been terminated for Cause unless: (A) notice and an opportunity to cure as set forth above has been provided; (B) an opportunity shall have been provided for the Executive to be heard before the Board; and (C) the Notice requirements specified in Section I and II(a) below have been met.

e. “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:

i. the direct or indirect acquisition by any person, entity, related group of persons or entities (“Person”) (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a Person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders;

ii. a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of each such appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

iii. a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a Person that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

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Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A and that would be payable in connection with a Change in Control, to the extent required to avoid accelerated or additional taxation under such section, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Code Section 409A(a)(2)(A)(v).

f. “Code” means the Internal Revenue Code of 1986, as amended.

g. “Competitor” means any Person that directly competes with the Company or Related Person by selling or licensing, or attempting to sell or license, any products, services or technologies which are the same as or similar to the products, services or technologies sold or licensed by the Company or Related Person at any time, or from time to time, during the last two years prior to the termination of the Executive’s employment with Company, or similar business activities conducted during the six months period following the Executive’s termination as a result of plans initiated prior to such termination, including plans for acquisitions or joint ventures.

h. “Director” means a member of the Board.

i. “Disabled” means Executive has met one or more of the following criteria (a) is eligible for permanent disability benefits under the Company’s disability insurance benefits program in effect immediately prior to any Change in Control; (b) has been determined by a third party (such as the Social Security Administration) as unable to substantially perform the essential functions of the job by reason of any medically determinable physical or mental impairment; (c) has been determined to be disabled in accordance with a disability insurance program that meets the requirements of Treasury Regulation Section 1.409A-3(i)(4); or (d) Executive and the Board have mutually agreed in writing that Executive is permanently disabled and cannot substantially perform the essential functions of the job and the Board has sent the Executive written notice that the Board deems the Executive to have met the criteria for being disabled.

j. “ERISA” means the Employer Retirement Income Security Act of 1974, as amended.

k. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

l. “Good Reason” means (i) a material permanent reduction in the Executive’s Total Compensation; (ii) a material diminution in the authority, duties or responsibilities of the Executive; or (iii) a Relocation; provided however, that Executive gives the Company notice of the existence of the condition described in (i), (ii), or (iii) not later than 90 days after the initial existence of the condition and gives the Company a period of thirty (30) days to cure the condition. If the Company cures the condition, no amounts shall be payable to the Executive by the Company under section IV of this Rider; provided, however that, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A, and that would be payable in connection with a Termination for Good Reason, to the extent required to avoid accelerated or additional taxation under such section, Good Reason shall not be deemed to exist unless the Termination in connection with such Good Reason also constitutes an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-l(b)(9)(iii).

m. “Non-Compete” means that the Executive will not, directly or indirectly, alone or in association with any other Person, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any Competitor in the United States of America or in any country in which the Company or a Related Person has conducted business, or demonstrated its intention to conduct business, during the last two years prior to the termination of the Executive’s employment.

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n. “Non-Divert” means Executive shall not (a) divert away or attempt to divert away any business or prospective business from the Company or Related Person to another company, business, or individual or (b) interfere or attempt to interfere with any transaction, agreement, prospective agreement, or corporate opportunity in which Company or its predecessors in interest or any Related Person was involved in or pursued at any point during the last two years of Executive’s employment with Company

o. “Non-Solicit” means Executive will not directly or indirectly: (a) solicit, entice, persuade or induce any then-current employee, agent or representative of the Company or Related Person to terminate such person’s relationship with the Company or Related Person or to become employed by any Person other than the Company or Related Person; (b) approach any such Person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) hire or retain any such person, in each instance other than an employee, agent, representative or other person who independently responded to a general solicitation for employment or any third party which was not specifically targeted to or reasonably expected to target the Company, its agents, employees, or representatives

p. “Related Person” with regard to Company means (i) any “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act, or (ii) any Person in which the Company directly or indirectly holds an ownership interest of 15% or more.

q. “Relocation” means Executive is required without consent to relocate to a new position that is more than 50 miles from the location of the Executive’s employment prior to such required relocation, except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

r. “Subsidiary” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

s. “Total Compensation” means, in the aggregate, the Executive’s short and long term cash compensation (including Base Salary, bonuses or other cash incentives), short and long term equity compensation such as awarded options, restricted stock and/or performance share units, any other awards or payments authorized by the Compensation Committee of the Board, and Benefits provided as part of employee or Executive Compensation Plans in effect immediately prior to Executive’s Notice Date.

3. With regard to termination of the Executive’s employment with the Company for the reasons set forth below, the following terms are added to the Agreement as follows:

I.	Notice of Termination.

a. Notice Required. Either Executive or the Company may terminate Executive’s employment for any reason by giving the other party written notice of such termination (the date of such notice, the “Notice Date”). Company shall provide notice to Executive at Executive’s home address on file with Company in the Executive’s employee records. Executive shall provide notice to Company:

Advanced Emissions Solutions, Inc.

9135 S. Ridgeline Blvd., Ste 200

Highlands Ranch, CO 80129

Attn: Chairman of the Board

Rider to Employment Agreement (Sampson)

with a copy to:	Julie Herzog, Esq.
Fortis Law Partners LLC
1900 Wazee Street, Suite 300
Denver, CO 80202

b. Termination Date. Termination shall be effective as follows (the “Termination Date”):

i.	immediately upon notice if Company terminates the Executive for Cause and the requirements of Section 2(d) above have been met,

ii.	on the date specified below for termination due to Death or the Executive becoming Disabled, or

iii.	45 days after the Notice Date for any other termination. However, if Executive resigns other than for Good Reason, the Company may make the Termination Date any day within 45 days after the Notice Date by notifying Executive in writing.

c. Notice Period. The period commencing on the Notice Date and ending on the Termination Date (the “Notice Period”).

d. Executive Duties During Notice Period. During the Notice Period, the Company shall be entitled to allocate other duties and responsibilities to the Executive but is not obliged to assign any duties to, or provide any work for, the Executive. Company shall be entitled to exclude the Executive from any premises of the Company and/or to require Executive not to communicate with clients, suppliers, employees, agents or representatives of the Company or any Related Person, provided that the Company shall continue to pay the Executive’s Total Compensation on the dates and at the rate payable immediately prior to the Notice Date. During any Notice Period, unless the Board consents in writing, the Executive may not perform any work, whether paid or unpaid, for any other Person other than the Company or, at the Company’s request, one of its Related Persons.

e. Resignation of All Other Positions. If the Executive’s employment is terminated for any reason, effective on the Termination Date the Executive, shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any Related Person.

II.	Termination for Cause or Without Good Reason (No Change in Control).

If (i) the Company terminates the Executive for Cause at any time during the Executive’s employment with the Company, or (ii) the Executive terminates employment other than for Good Reason during the Executive’s employment with the Company when there has not been a Change in Control within the preceding twelve (12) months, the following provisions shall apply:

a.	The terminating party shall provide written notice of termination to the other party as specified above, and if the termination is by the Company for Cause, the notice shall set forth the facts verifying that Cause exists and Company has met the requirements of Section 2(d) above in order to terminate the Executive for Cause.

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b.	Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or the Colorado Wage Act or similar requirements.

c.	All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date. In addition, the Executive agrees to comply with the Non-Compete, Non-Solicit and Non-Divert requirements of this Rider for a period of twelve (12) months after the Termination Date.

III.	Termination Without Cause or For Good Reason (No Change in Control).

If the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason during the Executive’s employment with the Company, but there has not been a Change in Control within the preceding twelve (12) months, the following provisions shall apply:

a.	The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.

b.	On the Termination Date, Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

c.	Company shall pay the following amounts to the Executive without offset for any cash compensation paid to Executive from any other employment allowed under this Rider for a period of twelve (12) months after the Termination Date:

i.	Twelve (12) months Base Salary payable on the established payroll dates (bi-weekly) following the Termination Date.

d.	All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date. In addition, the Executive agrees to comply with the Non-Solicit, Non-Divert and Non-Compete requirements of this Rider for a period of twelve (12) months after the Termination Date.

IV.	Termination Without Cause or For Good Reason (Change in Control).

If the Company terminates the Executive without Cause or the Executive terminates employment for Good Reason, in each case within twelve (12) months after a Change in Control, the following provisions shall apply:

a.	The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.

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b.	On the Termination Date, Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

c.	Company shall pay the following amounts to the Executive without offset for any cash compensation paid to Executive from any other employment allowed under this Rider for a period of twelve (12) months after the Termination Date:

i.	Twelve (12) months Base Salary payable on the established payroll dates (bi-weekly) following the Termination Date.

ii.	Any short term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year will be paid in a lump sum when such payment is paid to other employees or Executives under the applicable short term incentive program.

iii.	All of Executive’s unvested restricted stock awards shall vest as of the Termination Date.

iv.	The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within thirty (30) days of the Termination Date.

v.	At Executive’s request, the Company shall purchase extended medical insurance coverage under COBRA for medical insurance coverage comparable to the Executive’s coverage immediately prior to the Termination Date, for the shorter period of (a) the maximum period allowed by COBRA up to twelve months or (b) the date Executive is eligible to receive medical insurance from another employer or medical insurance plan.

d.	All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date. In addition, the Executive agrees to comply with the Non-Solicit, Non-Divert and Non-Compete requirements of this Rider for a period of twenty-four (24) months after the Termination Date.

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V.	Termination Due to Being Disabled.

If the Executive becomes Disabled, the Executive’s employment shall be terminated as of the date of the Board’s written notice to the Executive that the Board deems the Executive to be disabled in accordance with the criteria, or as otherwise agreed by Executive and the Company (the “Termination Date”), and the following provisions shall apply:

a.	On the Termination Date, Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

b.	Any short term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year shall be paid on a pro-rata basis as follows:

i.	If the Termination Date is within the first six months of the calendar year, the Executive shall be paid fifty percent (50%) of the target amount.

ii.	If the Termination Date is within the last six months of the calendar year, the Executive shall be paid one hundred percent (100%) of the target amount.

iii.	The applicable amount will be paid to the Executive in a lump sum when payment is paid to other employees or Executives under the applicable short term incentive program.

c.	All of Executive’s unvested restricted stock awards shall vest as of the Termination Date.

d.	The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within thirty (30) days of the Termination Date.

e.	All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date. In addition, the Executive agrees to comply with the Non-Solicit, Non-Divert and Non-Compete requirements of this Rider for a period of twelve (12) months after the Termination Date.

VI.	Termination Due to Death.

A.	In the event the Executive becomes deceased while actively employed by the Company, the date of death shall be considered to be the “Termination Date” and the following provisions shall apply:

a.	Within thirty (30) days after the Termination Date, Company shall pay to the Executive’s Estate, or designated beneficiaries, or any other party designated by the Executive, in writing, to receive payments in the event of the Executive’s death all Total Compensation (including vested Benefits) earned vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

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b.	Any short term incentive or cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year shall be paid as follows:

i.	If the Termination Date is within the first six months of the calendar year, the Executive shall be paid fifty percent (50%) of the target amount.

ii.	If the Termination Date is within the last six months of the calendar year, the Executive shall be paid one hundred percent (100%) of the target amount.

iii.	The applicable amount will be paid in a lump sum when payment is paid to other employees or Executives under the applicable short term incentive program.

c.	All of Executive’s unvested restricted stock awards shall vest as of the Termination Date.

d.	The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within thirty (30) days of the Termination Date.

B.	If any payments are owed or payable to the Executive by the Company pursuant to any provision of Section3 of this Rider at the time of the Executive’s death, such payments shall continue to be due and payable. After the Executive’s death, Company shall pay any remaining amounts on the schedule specified in this Rider to the Executive’s estate or executor or as otherwise instructed by a court of law.

4. Release for Severance Benefits. The Executive agrees that Executive’s receipt of the compensation and benefits set forth in Section 3 (“Severance Benefits”) shall be in lieu of all other claims that the Executive may make by reason of termination of Executive’s employment and that, as a condition to receiving the Severance Benefits, Executive will execute a release of claims in a form satisfactory to the Company in its sole discretion. Executive and Company agree that the intent of such release is to ensure a final, complete, and enforceable release of all claims that the Executive has or may have against the Company relating to or arising in any way from the Executive’s employment with the Company and/or the termination thereof. Within five business days of the Effective Date of Termination, Company shall deliver to the Executive the form of release for the Executive to execute. The Executive will forfeit all rights to Severance Benefits unless the Executive executes and delivers to the Company the release within 45 days of delivery of the release by the Company to the Executive and such release has become irrevocable by virtue of the expiration of any revocation period. The Company shall have no obligation to provide Severance Benefits prior to the Release Effective Date.

5. Section 409A Payment and Ordering Rules. The Company and the Executive intend that payments or benefits payable under this Rider shall not be subject to the accelerated or additional tax or interest imposed pursuant to Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with this intent. Payments under Section 4, above, are intended to qualify to the maximum extent possible as “short-term deferrals” to which Code Section 409A does not apply,

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pursuant to Treasury Regulation Section 1.409A-1(b)(4). Any payments that do not so qualify are intended to be excluded from the application of Code Section 409A pursuant Treasury Regulation Section 1.409A-l(b)(9)(iii) (which excludes from the application of Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to Section 4 are made upon an “involuntary separation from service” but exceed the amount excludible from the application of Code Section 409A set forth in Treasury Regulation Section 1.409A-l(b)(9)(iii), the exclusion will first be applied to any continued health and welfare benefits payable under Section 4 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Employee’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the Termination Date, until the amount excludible has been applied in full. Any payments under Section 4 that are not excluded from the application of Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Executive on the Delayed Payment Date or as soon thereafter as is administratively feasible. For purposes of this paragraph, the right to any payment to be made in a series of installment payments shall be treated as the right to a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this paragraph shall prohibit the Company and Executive from making use of any other exclusion from the application of Code Section 409A that may be applicable to a payment or benefit hereunder.

6. Business Relationships and Goodwill. The parties hereto agree that in the course of the Executive’s employment with the Company, the Executive will provide services to the Company that are unique and that the Executive will be entrusted with the confidential information of the Company and Related Persons, and will also develop personal relationships with, and knowledge of, the Company’s customers and prospective customers and their affairs and requirements. Executive acknowledges and agrees that there is a risk and opportunity for any person given such responsibility, specialized training, and access to confidential information to misappropriate the confidential information, trade secrets, relationships, business and goodwill existing between the Company and the Company’s current and prospective customers, employees, members, stockholders, vendors and investors. Executive therefore acknowledges and agrees as follows:

a.	It is fair and reasonable for the Company to take steps to protect itself from the risk of misappropriation of confidential information and goodwill.

b.	Company’s interest in restraining Executive from competing with the Company or harming Company’s competitive advantage in accordance with this Rider is justified.

c.	The Non-Compete, Non-solicit and Non-Divert covenants are designed to enforce Company interests and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

d.	The consideration to be paid by Company in accordance with this Rider is sufficient and adequate and Executive will not challenge the enforceability or scope, and agrees to abide by the Non-Complete, Non-Solicit and Non-Divert covenants as specified herein.

e.	Executive will notify all future Persons with which Executive desires to become or becomes affiliated or employed of all of the restrictions set forth in this Rider, the Agreement and any other agreement between the parties with regard to the protection of Company confidential information, prior to the commencement of any such affiliation or employment and consents to the Company providing such notice as well.

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7. Breach of Obligations. If the Company breaches Section 3 of this Rider or otherwise fails to make the required payments to Executive and fails to cure such breach within ten days after written notice from Executive, the Non-Compete, Non-Solicit and Non-Divert shall terminate immediately. If the Executive breaches any of the provisions of this Rider, or the Agreement, or any other agreement between the parties with regard to the confidentiality of information, the Executive’s rights to any further consideration or payments under this Rider shall terminate as of the date of any such breach.

8. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Rider shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Rider shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9. Cooperation. Executive agrees that, following termination of employment for any reason, the Executive shall reasonably assist and cooperate with Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. Company shall not unreasonably request such cooperation of Executive and shall compensate Executive for Executive’s time or expenses associated with such cooperation and assistance.

10. Remedies. Executive acknowledges and agrees that any breach or threatened breach by Executive of any of the provisions of this Rider, the Agreement or any other agreement between the parties with regard to the confidentiality of information would result in irreparable harm to Company for which monetary damages would be inadequate or difficult or impossible to ascertain. Accordingly, and notwithstanding anything to the contrary herein, in addition to any other remedies available to the Company at law or in equity, the Company shall be entitled, at any time, to injunctive relief in any court of competent jurisdiction to prevent or stop any such breach, threatened breach or continuing breach by Executive. In the event of any such action, the prevailing party (as determined by the court in such proceeding) shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees and costs. Executive agrees that the duration of any confidentiality, Non-Compete, Non-Solicit and Non-Divert obligations shall be extended by the period of time in which the Executive is in breach of those obligations.

11. Nonexclusivity of Rights. Unless otherwise required by law, nothing in this Rider shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, Company on or after the Termination Date shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as modified by this Rider. Notwithstanding the foregoing, if Executive is terminated for Cause, after the Termination Date, Executive shall no longer be entitled to receive any amounts under any plan, policy, practice or program of, or any contract or agreement with, the Company, except for any vested benefits or as otherwise required by this

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Rider or by law. Except as provided in this Rider, the Employee waives all of the Employee’s rights to receive severance payments and benefits under any severance plan, policy or practice of Company or any entity merged with or into Company (or any part thereof) or that acquires Company or all or substantially all of its assets. Unless prohibited by law, nothing herein shall be construed to preclude the Company from seeking to recover from Employee compensation or benefits paid to Employee that Employee was not eligible or otherwise entitled to receive. Notwithstanding any other provisions in this Rider to the contrary, any compensation paid to the Executive pursuant to this Rider or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as are required to be made pursuant to such law, government regulation or stock exchange listing requirement.

12. Counterparts. This Rider may be executed in any number of counterparts, and any such counterpart may be transmitted electronically or by facsimile transmission, and each of such counterparts, whether an original, an electronic copy, or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

13. Entire Agreement. The Agreement as amended by this Rider is hereby ratified and affirmed and shall continue in full force and effect. To the extent the terms of the Agreement and this Rider differ from or are inconsistent with those in any Executive Compensation Plan, long term or short term compensation or incentive plan, any equity incentive program, any restricted stock award agreement, or performance share unit award agreement which was approved by the Board or entered into between the Executive and the Company (or its predecessors in interest) prior to the Effective Date of this Rider, the terms of the Agreement and this Rider shall control. To the extent the terms of the Agreement and this Rider differ from or are inconsistent with each other, the terms of this Rider shall control.

14. Golden Parachute Cutback. It is the intention of the parties that the Executive receive the maximum after-tax amount of any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its Related Persons) or any entity which effectuates a Change in Control (or any of its Related Persons) to or for the benefit of Executive (whether pursuant to the terms of this Amendment or otherwise) (a “Change in Control Payment”). Therefore, notwithstanding anything in this Amendment to the contrary, if (i) any Change in Control Payment would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of such Change in Control Payment to an amount which, when taking into account the payment of any Excise Tax owed, would provide the Executive with a greater after-tax amount than if such Change in Control Payment were not reduced (including reducing the amount to the maximum amount that does not give rise to the Excise Tax (the “Safe Harbor Cap”)) then the amounts payable to Executive under this Amendment shall be reduced (but not below zero) to that amount which allows the Executive to receive the maximum after-tax amount. In determining such after tax amount, the Company shall be entitled to rely on such information as the Executive provides relating to the Executive’s individual tax circumstances. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first severance payments, then any bonus and then any benefits, as applicable.

Rider to Employment Agreement (Sampson)

IN WITNESS WHEREOF, the parties hereto have executed this Rider as of the Effective Date.

COMPANY:

Advanced Emissions Solutions, Inc.

By:	/s/ Michael D. Durham

President and Chief Executive Officer

Executive:

/s/ Heath Sampson Heath Sampson, an individual

Rider to Employment Agreement (Sampson)